ABN AMRO Series 2000 2 Aggregate Statement of Principal and Interest Distributions to Certificateholders for 200201 to 200212
Class	Principal	Interest	Ending Principal Balance
R 1	0.00	0.09	0.00
A 1	1,236,788.82	8,245.26	0.00
A 10	1,518,000.00	10,120.00	0.00
A 2	15,988,277.53	122,677.62	0.00
A 3	0.00	63,225.77	0.00
A 4	0.00	7,025.08	0.00
A 5	30,000,000.00	1,053,762.50	0.00
A 6	6,277,839.90	1,401,855.32	11,722,160.10
A 7	2,092,613.30	461,444.04	3,907,386.70
A 8	0.00	5,841.07	48,842.33
A 9	7,223,605.10	48,157.37	0.00
A P	1,609,502.22	0.00	840,281.51
A X	0.00	35,510.84	222,245.18
B 1	35,520.84	163,175.14	2,013,945.92
B 2	16,829.25	77,310.00	954,178.31
B 3	11,208.13	51,487.69	635,473.08
B 4	7,483.48	34,377.45	424,294.51
B 5	6,856.23	33,959.31	360,838.90
M	80,370.38	369,204.36	4,556,806.92
R	0.00	23.69	0.00

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